UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

Current Report Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  April 3, 2007 (March 31, 2007)

SHUMATE INDUSTRIES, INC.
(Exact name of Registrant as Specified in its Charter)

DELAWARE
(State or Other Jurisdiction of Incorporation)

000-30291	03-0453686
(Commission File Number)	(I.R.S. Employer Identification Number)

12060 FM 3083
Conroe, Texas 77301
(Address of Principal Executive Offices, including Zip Code)

(936) 441-5100
(Registrant’s Telephone Number, including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2 below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17  CFR 240.14d-2(b)).

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 3.02.	Unregistered Sales of Equity Securities

Between March 1, 2007 and March 31, 2007 an aggregate of 666,768 of our warrants were exercised resulting in the issuance of 666,768 shares of our common stock and our receipt of gross proceeds in the amount of $752,570.

Of the 666,768 warrants exercised between March 1, 2007 and March 31, 2007, 536,300 were Class A Warrants. The Class A Warrants were exercised at a price of $1.25 per share and resulted in approximately $670,375 in gross proceeds to us. All of the holders of the Class A Warrants that were exercised will receive one share of our common stock and one Class B Warrant as a result of such exercise. The Class B Warrants will have a term of five years and an exercise price of $2.00 per share. The Class B Warrants will include piggy-back registration rights, subject to customary underwriter cutbacks. If the common stock underlying the Class B Warrants is not registered by March 31, 2008, the holders will be entitled to exercise the Class B Warrants on a cashless basis at any time that there is not an effective registration statement covering the resale of the common stock underlying the Class B Warrants.

We relied on Section 4(2) of the Securities Act of 1933 to issue the securities inasmuch as the common stock and Class B Warrants were issued without any form of general solicitation or general advertising and the offerees were accredited investors.

First Montauk Securities Corp. is entitled to a fee of $16,760 in connection with the exercise of the Class A Warrants.

Item 9.01.	Financial Statements and Exhibits.

Not Applicable.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SHUMATE INDUSTRIES, INC.

Date: April 3, 2007	By:	/s/ Matthew C. Flemming
Matthew C. Flemming, Chief Financial Officer